EXHIBIT 4.1

AMENDED AND RESTATED

EXCLUSIVE INTELLECTUAL PROPERTY

LICENSE AGREEMENT

THIS AGREEMENT is made on August 14, 2024,

BETWEEN FSD PHARMA INC., a corporation existing pursuant to the laws of the Province of Ontario and having an office located at 199 Bay Street, Suite 4000, Toronto, ON M5L 1A9 (“FSD”)

AND CELLY NUTRITION CORP., a corporation existing pursuant to the laws of the Province of British Columbia and having an office located at 595 Burrard Street, Suite 1000, Vancouver, British Columbia V7X 1S8 (“Celly Canada”)

AND CELLY NUTRITION CORP., a corporation existing pursuant to the laws of the State of Delaware and having an office located at 850 New Burton Road Suite 201, Dover, Kent, Delaware 19904 (“Celly U.S.”, together with Celly Canada, each a “Licensee”, and collectively, the “Licensees”)

AND LUCID PSYCHECEUTICALS INC., a corporation existing pursuant to the laws of the Province of Ontario and having an office located at 55 University Avenue, Suite 1003, Toronto, Ontario M5J 2H7 (“Lucid” and together with FSD, “Licensor”)

RECITALS:

A.	Licensor is in the business of, among other things, granting the Licensed IP (as defined herein).

B.	Each Licensee is entering the business of producing, marketing and selling dietary supplement and natural health products for recreational use worldwide (the “Territory”).

C.	Licensor is the sole and exclusive owner of the Licensed IP on the Original Effective Date.

D.

Celly Canada became the sole and exclusive owner of the UNBUZZD Trademark on the UNBUZZD Trademark Assignment Date, pursuant to an Intellectual Property Purchase Agreement entered between Licensor and Celly Canada.

E.	On October 3, 2023, Celly Canada licensed the UNBUZZD Trademark to Celly U.S. pursuant to an IP assignment agreement entered between the parties.

F.

Each Licensee has requested that Licensor grant it an exclusive License to utilize the Licensed IP and Commercialize the Licensed Products (as defined below) and the Licensed IP in the Territory in connection with the Business (as defined below).

G.	Licensor is willing to grant, and each Licensee is willing to accept, an exclusive License to the Licensed IP for the producing, processing, packaging, marketing and sales of recreational products, as proposed by the Licensee and approved in writing by Licensor, in its sole discretion, acting reasonably and in good faith, and distributed, marketed and sold by the Licensee exclusively in the Territory (as applicable) and exclusively under the Licensed IP (the “Licensed Products”).

H.	This Agreement (as defined below) amends and restates the original Exclusive Intellectual Property License Agreement, entered among the parties on Original Effective Date, to include Celly Nutrition Corp., a Delaware corporation as an additional licensee as of the date first written above.

NOW IT IS AGREED, in consideration of the respective covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), as follows:

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1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set out:

"Affiliate" has the meaning given in the Corporations Act.

“Agreement” means this amended and restated exclusive intellectual property license agreement, including all schedules, exhibits and all amendments or restatements, as permitted.

“Amended Loan Agreement” means the Loan Agreement, as amended, between Celly Canada and Licensor pursuant to which Celly Canada is loaned an additional CA$300,000, for CA$1,300,000 in aggregate, with such monies to be used as working capital.

“Amendment and Restatement Effective Date” means the date of this Agreement.

“Anti-Dilution Warrant Certificate” means the warrant certificate, as amended, containing certain anti-dilution provisions, substantially in the form attached hereto as Schedule “B”.

“Associate” has the meaning given to that term in the Corporations Act and also includes any individual who, or any corporation or other form of business organization which, in any country directly or indirectly (including through intermediaries), is Controlled by, or is under common Control with, or Controls, a party.

“Board” means the boards of directors of a Licensee.

“Business” means the business of producing, processing, packaging, marketing and sales of recreational products worldwide, from time to time.

“Business Day” means a day on which the banks are open for business in Toronto, Ontario other than a Saturday, Sunday or public holiday in Toronto, Ontario.

“Change of Control” means, with respect to a party, directly or indirectly (i) an acquisition of such party by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of such party), or (ii) a sale of all or substantially all of the assets of such party, so long as in either case such party’s equity holders of record immediately prior to such event will, immediately thereafter, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

“Claim” includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, Loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this Agreement.

“Commercialize” means to:

(a)

in relation to a patented product, to use, make, manufacture, have made or manufactured, sell, advertise, promote, distribute, hire or otherwise dispose of the product, or to keep if for the purpose of doing any of those things;

(b)	in relation to a patented method or process, to use the method or process or do any act referred to above in respect of a product resulting from such use;

(c)	in relation to an article the subject of a registered design, to exercise any of the rights exclusive to the owner of the registered design;

(d)	in relation to any work or other subject matter the subject of copyright, to exercise any of the rights exclusive to the owner of the copyright; and

(e)	exercise any other Intellectual Property Rights exclusive to Licensor with respect to the Licensed IP, and “Commercialization” has a referable meaning.

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“Commercialization Revenue” means the total gross invoiced prices (or if no invoice is generated for a sale, the total sales price) of Licensed Products sold by the Licensee or its Associates, less the sum of the following actual and customary deductions where applicable and separately listed:

(a)	cash, trade or quantity discounts;

(b)	sales, use, tariff, import/export duties or other taxes or levies (other than income tax) imposed on sales;

(c)	credits to customers because of rejections or returns;

(d)	markdown support for discontinued items; and

(e)

trade funding and retailer charges including slotting fees, listing fees, category line review fees, coop funding, supplier merchandising allowances, administrative fees, new item fees, promotion scan backs, promotion advertising fees; and includes the fair market value of all other consideration received by the Licensee or its Associates in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or other form. For the purpose of transfers between the Licensee and its Associates the amount will be the greater of the amount payable by the Affiliate to the Licensee (if any) and the amount the Affiliate sells the Licensed Products upon an ultimate sale to a third party.

“Confidential Information” means all information that a party receives or otherwise becomes aware of and that the party ought reasonably know is regarded as confidential by the Disclosing party, and includes any information in relation to a party's business, operations, dealings, employees, students, contractors, finances, policies, plans, inventions, discoveries, research, technology or Intellectual Property Rights, irrespective of whether that information was disclosed before, on or after the date of this Agreement.

“Control” has the meaning given in the Corporations Act.

“Corporations Act” means the Business Corporations Act (Ontario) with respect to Celly Canada and General Corporation Law of the State of Delaware with respect to Celly U.S.

“Disclosing Party” means a party that is disclosing Confidential Information or of whose Confidential Information another party becomes aware.

“Dispute” means a dispute, controversy or Claim arising out of, relating to or in connection with this Agreement or the License, including any question regarding the breach or termination of this Agreement or the License.

“Financial Year” means the financial year of Celly Canada, being the financial year ending July 31, and of Celly U.S., being December 31, 2024.

“Go-Public Transaction” means (i) a transaction with a capital pool corporation or other entity that is a reporting issuer in at least one jurisdiction of Canada by way of plan of arrangement, amalgamation, reverse take-over, qualifying transaction, or any other business combination or similar transaction pursuant to which securities of the Licensee (or securities of the resulting issuer) are listed on a recognized stock exchange in Canada or the United States, (ii) an initial public offering or other similar transaction (including a privately placed offering followed by a listing of securities) and listing of securities of such Licensee on a recognized stock exchange in Canada or the United States, or (iii) an acquisition, whether by merger, amalgamation, plan of arrangement, share purchase or other similar transaction by a person, or group of persons, of all of the outstanding securities of such Licensee.

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“Government Agency” means any government, governmental, semi-governmental, administrative, fiscal or judicial body department, commission, authority, tribunal, agency or entity (including those constituted or formed under any statute) where the department, entity, agency, authority, commission, corporation or body is subject to the control or direction of any government in a country where the relevant party to this Agreement operates.

“Gross Profits” means, for each Financial Year or other period, an amount equal to the Licensee’s total income (or loss) for such year or period, determined in accordance with generally accepted accounting principles.

“Improvements” means any improvement, variation, modification, adaptation or further development of the Licensed IP developed by a Licensee or Licensor, or both.

“Insolvency Event” means the occurrence of any one or more of the following events regarding any party to this Agreement:

(a)	a meeting has been convened, resolution proposed, petition presented or order made for the winding up of that party;

(b)

a receiver, receiver and manager, provisional liquidator, liquidator, or other officer of the Court, or other person of similar function has been appointed regarding all or any material asset of the party;

(c)	a security holder, mortgagee or chargee has taken attempted or indicated an intention to exercise its rights under any security of which the party is the security provider, mortgagor or chargor; or

(d)	an event has taken place with respect to the party which would make, or deem it to be, insolvent under any law applicable to it.

“Intellectual Property Rights” means all present and future rights conferred by statute, common law or equity in any jurisdiction in or in relation to any registered or unregistered industrial or intellectual property rights anywhere in the world including any rights in respect of:

(a)

patents or rights concerning any discovery, invention, process, process improvement, procedure, manufacturing method, technique or information regarding the chemical or genetic composition of materials (whether patentable or not);

(b)	confidential information and any right to have such information kept confidential;

(c)	trademarks, business names or trading styles (whether registered or not);

(d)	copyright material and similar or neighboring rights;

(e)	data or databases;

(f)	registered or registrable designs;

(g)	plant breeder rights or other proprietary information concerning genetic or biological material or engineering processes; and

(h)	eligible layouts or protectable computer programs; and

(i)

other results of intellectual activity in the industrial, commercial, scientific, or literary or artistic fields, as well as any right to seek registration of, or to take action for infringement of, any such rights.

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“knowledge of” (or similar phrases) means, (i) with respect to Licensor, the actual knowledge of its directors and officers, after reasonable investigation and due enquiry, or (ii) with respect to Licensee, the actual knowledge of its directors and officers, after reasonable investigation and due enquiry.

“License” means the License granted in section 2.

“License Fee” has the meaning given to that term in section 5.

“Licensed IP” means Licensor's Intellectual Property Rights relating to the Licensed Products under development, specifically in relation to the licensed trademarks “ALCOHOLDEATH™” and “UNBUZZD™ in the dietary supplement and natural health product industry for the recreational market, as registered, licensed or retained by common law by FSD’s wholly owned subsidiary, Lucid, including any information in connection with the trademark applications, label designs, manufacturing, marketing and sales of the Licensed Products, for the consumer market in the Territory, as further described in Schedule “A”. For clarity, the definition of “Licensed IP” shall be read to exclude the UNBUZZD Trademark anytime on and after the UNBUZZD Trademark Assignment Date.

“Licensed IP Purchase Proposal” has the meaning given to that term in section 7.

“Licensed Product” means any consumable recreational health supplement or product that utilizes or is derived from the Licensed IP that Licensor has authorized a Licensee to cause to have produced, marketed and sold in the Territory, pursuant to and in accordance with this Agreement, and shall not include Wholesale Apparel & Promotional Material.

“Litigation Matter” means the ongoing litigation matter involving FSD, as further set forth in Schedule “C” hereto.

“Loan Agreement” means the original loan agreement between the Licensee and Licensor pursuant to which the Licensee is loaned CA$1,000,000 in aggregate with such monies to be used as working capital.

“Loan Repayment Date” means the date that is the 3rd anniversary of the “Commencement Date” (as that term is defined in the Amended Loan Agreement.

“Loss” includes any loss, damage, cost, charge, liability (including Tax liability) or expense (including legal costs and expenses).

“Moral Rights” means rights of integrity, rights of attribution and other rights of an analogous nature which may now exist or which may exist in the future under the Copyright Act (R.S.C., 1985, c. C- 42) or under the law of a country other than Canada.

“Original Effective Date” means July 31, 2023.

“Quarter” means a three-month period ending on March 31, June 30, September 30 and December 31.

“Recipient” means a party receiving or that has received Confidential Information from a Disclosing Party.

“Royalty” means an amount equal to 7% of the Commercialization Revenue generated by a Licensee each Quarter during the Term until a total amount of Royalty in the amount of US$250,000,000 has been paid to Licensor at which point the rate is reduced to 3%.

“Tax” means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

“Term” means the term of this Agreement as described in section 20.1.

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“Third Party Licensor” means any third party from which Licensor has received a license or sublicense for the right to Commercialize the Licensed IP.

“UNBUZZD Trademark” means the Canadian Trademark application Number 2243761, filed on March 7, 2023 and U.S. Trademark Serial Number 98129112, filed on August 11, 2023, both for the trade-mark ‘UNBUZZD’.

“UNBUZZD Trademark Assignment Date” means October 2, 2023.

“Wholesale Apparel & Promotional Material” means any products, other than Licensed Products, approved by Licensor and bearing the Licensed IP, sold or physically displayed by the Licensee, including, but not limited to, all merchandise related to the Licensed Products (e.g., clothing, hats, accessories, etc.), physical marketing collateral, event sponsorship collateral, brand ambassador content, celebrity endorse material, advertising across all forms of media (including social media and other forms of digital media).

1.2	INTERPRETATION

In this Agreement, unless the context otherwise requires:

(a)	a reference to:

(i)	the singular includes the plural and the plural includes the singular;

(ii)	words importing gender includes all genders;

(iii)	a recital, section, schedule or annexure is a reference to a section of or recital, schedule or annexure to this Agreement and references to this Agreement include any recital, schedule or annexure;

(iv)	any contract (including this Agreement) or other instrument includes any variation or replacement of it and as it may be assigned or novated;

(v)

a statute, ordinance, code or other law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re- enactments or replacements of any of them;

(vi)	a person or entity includes an individual, a firm, a body corporate, a trust, an unincorporated association or an authority;

(vii)	a person includes their legal personal representatives (including executors), administrators, successors, substitutes (including by way of novation) and permitted assigns;

(viii)	a group of persons is a reference to any two or more of them taken together and to each of them individually;

(ix)

an entity which has been reconstituted or merged means the body as reconstituted or merged, and to an entity which has ceased to exist where its functions have been substantially taken over by another body, means that other body;

(x)	a reference to a day or a month means a calendar day or calendar month;

(b)	unless expressly stated, no party enters into this Agreement as agent for any other person (or otherwise on their behalf or for their benefit);

(c)	the meaning of any general language is not restricted by any accompanying example, and the words ‘includes’, ‘including’, ‘such as’, ‘for example’ or similar words are not words of limitation;

(d)	the words ‘costs’ and ‘expenses’ include reasonable charges, expenses and legal costs on a full indemnity basis;

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(e)	headings and the table of contents are for convenience only and do not form part of this Agreement or affect its interpretation;

(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(g)	the time between two days, acts or events includes the day of occurrence or performance of the second but not the first day act or event;

(h)	if the last day for doing an act is not a Business Day, the act must be done instead on the next Business Day; and

(i)

a provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

2	GRANT OF LICENSE

2.1

From the Effective Date with respect to Celly Canada, and from the Amendment and Restatement Date with respect to Celly U.S., Licensor grants to the respective Licensee an exclusive, irrevocable, sublicensable right, License and privilege to use and Commercialize the Licensed IP (including the goodwill associated therewith) in the Territory in or in association with the Business, specifically for the manufacture, marketing, sale and distribution of the Licensed Products within the Territory for the duration of the Term.

2.2	A Licensee must not Commercialize the Licensed IP other than in accordance with this Agreement.

2.3	A Licensee agrees not to:

(a)	use the Licensed IP for any purpose or in any manner that exceeds the scope of the Business and the rights of the License granted to such Licensee hereunder;

(b)	use and the Licensed IP outside of the Territory; or

(c)	supply Licensed Products for use, sale, distribution, or resupply outside of the Territory.

2.4	Licensor agrees to:

(a)	make all Licensed IP available to each Licensee in accordance with this Agreement;

(b)

provide training and instruction for the use of the Licensed IP to select officers, employees, contractors and consultants of each Licensee, as reasonably required by such Licensee for the operation of the Business and in a manner consistent with the commercially sensitive nature of the Licensed IP;

(c)	obtain and maintain intellectual property protections for the Licensed IP in the Territory; and

(d)

keep confidential the Licensed IP and ensure that it does not disclose the Licensed IP to any person in the Territory other than a Licensee or its designees, unless otherwise compelled by any applicable law.

2.5

Licensor will, if requested by a Licensee, procure that its employees consent to the infringement of any Moral Rights subsisting with respect to the Licensed IP, other than the right not to have work falsely attributed.

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3	EXCLUSIVITY

3.1

The parties acknowledge and confirm that, subject always to sections 2 and 4, a Licensee shall not grant any other person any right or License to Commercialize the Licensed IP in the Territory in connection with:

(a)	any good, service, or product which is the same or substantially similar to the Licensed Products;

(b)	any good, service, or product which is prohibited by applicable laws or in respect of which such activities are prohibited by applicable laws; or

(c)

any good, service, or product, in any manner, without all necessary licenses, permits and authorizations required under applicable laws (for greater certainty, including though channels not authorized by applicable laws (i.e., the “black market”).

3.2	Nothing herein restricts Licensor's use of the Licensed IP outside the Territory.

4	SUB-LICENSING

(a)	A Licensee may sub-license the Licensed IP in the Territory only in accordance with this Agreement provided such Licensee provides prior written notice to Licensor.

(b)	Any sub-License agreement must not grant any rights to the sub-licensee which are inconsistent with the scope of the rights granted by this Agreement and must impose:

(i)	terms on the sub-licensee that are consistent with the terms set out in this Agreement;

(ii)	confidentiality obligations on the sub-licensee which are no less onerous than the confidentiality obligations set out in section 18 of this Agreement;

(c)

A Licensee must provide Licensor with a full copy of the executed sub-License between such Licensee and any sub-licensee within fourteen (14) days after execution of such agreements. Licensor agrees not to disclose the terms of such agreements to a third party unless required by law.

(d)	Any sub-Licenses granted by a Licensee under this section 4 will automatically terminate upon the termination of this Agreement.

5	LICENSE FEE AND ROYALTY

5.1	Celly Canada agrees to pay to Licensor a license fee (the “License Fee”) on and from the Effective Date, payable as follows:

(a)	The issuance of 100,000,000 common shares in the capital of Celly Canada on the Effective Date, to be registered and delivered as directed by Licensor in writing; and

(b)	The issuance of the executed Anti-Dilution Warrant Certificate, to be registered and delivered as directed by Licensor in writing.

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5.2

A Licensee agrees to pay to Licensor the Royalty on and from the date such Licensee commences manufacture or procures the manufacture of the Licensed Products in the Territory using the Licensed IP until the termination of this Agreement in accordance with section 20.

5.3	Royalties are to be paid by a Licensee within twenty-five (25) Business Days after the end of each Quarter and in each case.

5.4	For the avoidance of doubt, no Royalty will be payable unless and until a Licensee commences manufacture or procures the manufacture of the Licensed Products in the Territory using the Licensed IP.

5.5

The parties agree that the Royalty will be calculated on the basis of Commercialization Revenue, determined through end of Financial Year reconciliations provided by a Licensee and approved by the Board.

5.6

No Royalty will be payable for the use of Licensed IP for Wholesale Apparel & Promotional Material. Each Licensee is granted the right to utilize the Licensed IP solely for the purpose of creating and distributing Wholesale Apparel & Promotional Material, including but not limited to advertisements, marketing campaigns, press releases, and social media content, without incurring any financial obligations towards the Licensor in the form of Royalties or other related fees.

6	REVENUE REPORTS

6.1	Each payment of License Fees and Royalties to Licensor must be accompanied by a Licensee’s report that sets out:

(a)	the basis upon which Commercialization Revenue was calculated by the Licensee including the number of units of each particular Licensed Product sold;

(b)	the basis upon which the License Fees and Royalties were calculated by the Licensee;

(c)	the License Fees and Royalties payable by the Licensee to Licensor for the relevant Quarter; and

(d)	any other additional details as may reasonably be required by Licensor from time to time.

6.2	All royalty payments are to be made in Canadian dollars, to the bank account nominated by Licensor. Licensor must bear any currency conversion charges and bank charges incurred by the Licensee.

7	RIGHT OF FIRST OFFER AND CHANGE OF CONTROL

7.1

FSD shall retain the right to make a bona fide offer to each Licensee with respect to the repurchase of the Licensed IP. In the event that the FSD wishes to proceed with purchasing the Licensed IP, FSD shall give notice in writing to Licensee stating the terms, conditions and purchase price of such purchase proposal (the “IP Purchase Proposal”), and Licensee shall offer to FSD the exclusive right and opportunity to negotiate a potential purchase of the Licensed IP on mutually acceptable terms between FSD and each, acting reasonably.

7.2

FSD shall grant each Licensee the right to purchase the Intellectual Property Rights with respect to the Licensed IP, on terms, conditions, and at a purchase price to be negotiation between FSD and a Licensee at such time, in the event that a Board votes to approve of the Licensee Change of Control or a Go-Public Transaction. In the event of a Change of Control of a Licensee or the consummation of a Go-Public Transaction by such Licensee, the Licensee’s obligation to pay the Royalty in respect of the Licensed IP will survive at a reduced rate of 3%, until a total amount of Royalty in the amount of US$250,000,000 has been paid to Licensor in aggregate by the Licensees, collectively. In the event of a Change of Control of such Licensee, the Licensee’s Board may negotiate with FSD to reduce or eliminate the Royalty.

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8	RECORDS, INSPECTION AND REPORTING

8.1

Each Licensee agrees to keep true and accurate records in relation to all matters connected with the License, this Agreement and the Commercialization of the Licensed IP, including all records and accounts (maintained in accordance with generally accepted accounting standards) relevant to:

(a)	prosecution and maintenance of the registration of any Licensed IP and any other Intellectual Property Rights subsisting with respect to the Licensed IP;

(b)	such Licensee's progress in Commercializing the Licensed IP;

(c)	such Licensee's development and business plans in respect of the Licensed IP;

(d)	exploitation of the Licensed IP by the Licensee and distributors;

(e)	Licensed Products created or supplied by such Licensee;

(f)	Commercialization Revenue;

(g)	royalties payable to Licensor;

(h)	other Commercialization agreements; and

(i)	any other matter which Licensor reasonably requires such Licensee to maintain records of.

8.2

Subject to receipt of not less than five (5) Business Days prior written notice, each Licensee agrees to make the records referred to in section 8.1 available electronically for Licensor (or its nominee).

8.3

If after a review of a Licensee's records, Licensor identifies a shortfall in the amount paid to it by such Licensee pursuant to this Agreement, that Licensee must pay the shortfall within thirty (30) days of receiving a written request by Licensor (such notice must include the calculations and working papers which identified the shortfall). If the shortfall paid for a particular period is more than 5% of the total amount payable to Licensor for that period, then such Licensee will also pay Licensor's reasonable costs and expenses in undertaking the review.

8.4	Within fourteen (14) days of request by Licensor, a Licensee must provide Licensor with a written report as to:

(a)	any of the matters in relation to which a Licensee are required to maintain records in accordance with section 8.1;

(b)	the status of any registrable Intellectual Property Rights in relation to the Licensed IP; and

(c)	any other matter reasonably requested by Licensor.

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8.5	Within sixty (60) days of a Financial Year end of a Licensee, such Licensee must provide to Licensor an annual statement containing:

(a)	a description of all Licensed Products sold, delivered or otherwise disposed of, during that period; and

(b)	a detailed summary of Commercialization Revenue during that period showing all revenue received and all deductions applied in the calculation of the Commercialization Revenue.

9	LICENSEE'S OBLIGATIONS

9.1

Each Licensee agrees to use its commercially reasonable efforts to Commercialize the Licensed IP and maximize distribution of the Licensed Products in the Territory during the Term. Further to this obligation, each Licensee agrees to:

(a)	use its commercially reasonable efforts to sell and market Licensed Products in the Territory;

(b)

use its commercially reasonable efforts to meet market demand for the Licensed Products in the Territory, including, but not limited to, ensuring the Licensed Product inventory remains sufficiently supplied at all times to meet forecasted demand (pursuant to metrics to be agreed upon by the parties) and Licensor will use its commercially reasonable best efforts to review, in a timely manner, the requests of Licensee which could reasonably have an impact on Licensee fulfilling its obligations hereunder. The parties would work together in good faith to have at least one (1) Licensed Product (available in multiple flavors) ready for sale as soon as possible following the execution of the Licensing Agreement, but in no event later than the date to be agreed upon by the parties in the Licensing Agreement.

(c)	obtain all necessary regulatory approvals in the Territory for the Commercialization of the Licensed Products; and

(d)	not engage in any Commercialization of the Licensed IP for any other purposes other than in accordance with this Agreement.

9.2	Each Licensee will Commercialize the Licensed IP and ensure that it is Commercialized:

(a)	with all due care and skill and in a good and workmanlike manner;

(b)

in a manner which meets all legal requirements and specifications of any safety, quality or other standards and all product liability laws applicable where the particular Licensed Product is to be Commercialized; and

(c)	in accordance with high professional and ethical standards of behavior.

9.3	Celly Canada will enter into a distribution agreement with FSD to grant FSD the right to distribute the Licensed Product in Canada.

10	MUTUAL OBLIGATIONS

10.1	The parties agree to use their commercially reasonable efforts as follows:

(a)

each Licensee will use its commercially reasonable efforts to meet market demand for the Licensed Products in the Territory, including, but not limited to, ensuring the Licensed Product inventory remains sufficiently supplied at all times to meet forecasted demand (pursuant to metrics to be agreed upon by the parties);

(b)

Licensor will use its commercially reasonable best efforts to review, in a timely manner, the requests of Licensee which could reasonably have an impact on Licensee fulfilling its obligations hereunder; and

(c)

the parties will use their commercially reasonable efforts to have at least one (1) Licensed Product (available in multiple flavors) ready for sale as soon as possible following the execution of this Agreement, but in no event later than twelve (12) months following the Effective Date.

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11	INTELLECTUAL PROPERTY OWNERSHIP

11.1

Each Licensee acknowledges the validity of the Licensed IP and agrees that Licensor is the sole and exclusive owner of all Intellectual Property Rights subsisting with respect to the Licensed IP and nothing in this Agreement transfers any of those Intellectual Property Rights to the Licensee.

11.2

Each Licensee acknowledges and agrees that all right, title and interest in and to the Improvements to the Licensed IP generated by a Licensee will be owned by Licensor and will immediately vest in Licensor.

11.3	Each Licensee must not directly or indirectly:

(a)

use the Licensed IP as part of the name of any entity or trade name, domain name, or within any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form that is inconsistent with the terms of this Agreement;

(b)	challenge Licensor's ownership of the Intellectual Property Rights subsisting with respect to the Licensed IP;

(c)	challenge any Third Party Licensor's ownership of the Intellectual Property Rights subsisting with respect to any Licensed IP;

(d)	use the Licensed IP in connection with the sale of any unauthorized product or service other than the Licensed Products;

(e)	oppose, or assist any third party to oppose, the grant of any patent or other registered right pursuant to any application in relation to the Licensed IP;

(f)	dispute, or assist any third party to dispute, the validity of any Intellectual Property Rights subsisting with respect to the Licensed IP; or

(g)

engage, or assist, intentionally or recklessly, any third party to engage, in any other conduct, directly or indirectly, that would infringe upon, harm, mislead or contest the rights of Licensor in the Licensed IP or endanger the capacity of any Licensed IP to be protected by statutory registration, or that would threaten the validity of any such registration.

11.4

Licensor will be the sole owner of any Improvements, whether created by Licensee or Licensor, and may at its discretion apply for patents and other Licensed IP Rights anywhere in the world in its own name with respect to any Improvements.

11.5

If requested by a Licensee, Licensor must at the Licensor's cost promptly sign all documents and provide such Licensee with any information or assistance that the Licensee requires for the purpose of taking any action pursuant to section 11.4.

11.6

If requested by Licensor, a Licensee must at Licensor’s cost promptly sign all documents and provide Licensor with any information or assistance that Licensor requires for the purpose of taking any action pursuant to section 11.4.

11.7

To the extent necessary to give effect to section 11.2, a Licensee must assign, encumbrance free, on its creation or acquisition (at Licensor's sole cost) all rights, title and interest in the Intellectual Property Rights in any Improvements to the Licensed IP generated by such Licensee.

11.8	A Licensee shall not apply for any registrations of the Licensed IP.

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12	INTELLECTUAL PROPERTY PROTECTION

12.1	The Licensor shall apply for, prosecute and maintain such patent/s or other Licensed IP Rights with respect to the Licensed IP as are commercially and legally reasonable.

12.2	Any patent/s or other Licensed IP Rights with respect to the Licensed IP must be filed and registered in the name of Licensor.

12.3	Licensor will, at the cost of the Licensor, do everything reasonably necessary to assist each Licensee to obtain registration of registrable Licensed IP.

12.4

Licensor agrees that it will keep each Licensee informed of all progress in relation to any applications to register patents or other Intellectual Property Rights with respect to the Licensed IP including by instructing its patent attorneys to provide Licensee with copies of all documents and correspondence relating to filing, prosecution and maintenance and any oppositions or other challenges to validity.

12.5	If:

(a)

Licensee requests the Licensor in writing to file any patent or other Licensed IP Right with respect to any Licensed IP, and the Licensor declines or fails to do so within thirty (30) days from the request by Licensee; or

(b)

Licensor decides that it does not wish to continue to prosecute or maintain any patent or other Licensed IP Right with respect to any Licensed IP, it must provide Licensee with notice in writing at least thirty (30) days in advance and, then:

(c)	Licensee may proceed to do so solely at its own expense; and

(d)

the Intellectual Property Rights relating to that application or registration will no longer be subject to the provisions of this Agreement, and the Licensor will have no rights in relation to the same (including under the License).

12.6

Licensor must pay directly all fees, costs and expenses (including patent attorney and legal fees and expenses) in connection with the filing, prosecution and maintenance of any patent or other Licensed IP Right with respect to any Licensed IP, including any costs and expenses incurred in dealing with any opposition to any applications for such registrations or any challenge to the validity of such registrations.

13	INTELLECTUAL PROPERTY ENFORCEMENT

13.1	A Licensee must promptly notify Licensor with respect to any:

(a)	infringement of any Intellectual Property Rights subsisting with respect to the Licensed IP in the Territory; or

(b)

opposition or challenge to the validity of any Intellectual Property Rights relating to the Licensed IP in the Territory, that comes to the attention of such Licensee, and provide any information requested by FSD and which such Licensee has knowledge with respect to any such infringement, opposition, or challenge.

13.2

Licensor will, at its sole discretion and at the cost of the Licensor, take action against any third party in respect of any infringement of any Intellectual Property Rights subsisting with respect to the Licensed IP as may be commercially and legally reasonable.

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13.3

If, upon a Licensee's notification to the Licensor of any infringement, opposition, or challenge concerning the Licensed IP, the Licensor declines to take action against the relevant third party, such Licensee reserves the right, at its own discretion and expense, to initiate action against any third party for any infringement of the Intellectual Property Rights associated with the Licensed IP, provided that such action is deemed commercially and legally reasonable.

13.4	Subject to section 12.5, nothing in this Agreement compels either party to institute or prosecute proceedings or take any other action in relation to any:

(a)	third party infringement of any Intellectual Property Rights subsisting with respect to the Licensed IP;

(b)	defend any opposition, claim or cross-claim asserting invalidity of any Intellectual Property Rights subsisting with respect to the Licensed IP.

13.5	Each Licensee must not agree to settle any litigation, opposition or challenge where such settlement will affect the rights of Licensor, without the prior written consent of Licensor.

14	COMMERCIALIZATION RESPONSIBILITIES AND RISK

14.1

Each Licensee will at its sole cost and risk be responsible for all actions required to Commercialize the Licensed IP including but not limited to any further development required to ensure that the Licensed IP is commercial ready, manufacturing, assembly, testing, promotion, sales, delivery, installation, support, and returns. Licensor may continue to conduct research and development activities in the area of alcohol intoxication, and the development of products for the treatment of alcohol intoxication and related conditions, such products potentially having multiple applications across several market segments. Licensor will discuss such developments with such Licensee as they occur, and the Licensee will be granted the right to purchase the Intellectual Property Rights associated with such developments and technologies.

14.2	Each Licensee will be responsible for negotiating directly with any third parties that such Licensee may require for further development of the Licensed IP.

14.3	Each Licensee must:

(a)	Commercialize the Licensed IP in accordance with all applicable laws and regulatory requirements;

(b)	take all necessary steps to ensure that all Licensed Products are:

(i)	safe for their intended use; and

(ii)

manufactured or provided with all due care and skill and in a good and workmanlike manner and in a manner which meets all legal requirements and specifications of any quality or other standards and all product liability laws; and

(iii)	implement and maintain appropriate quality control standards in relation to its manufacturing and distribution systems.

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15	WARRANTIES AND LIABILITY

15.1	Celly Canada warrants that at the Effective Date and Celly U.S. warrants that at the Amendment and Restatement Effective Date:

(a)	it has full corporate power and authority to enter into, execute and perform its obligations under this Agreement; and

(b)

the execution of this Agreement and performance of its obligations under it will not breach any other agreement or obligation to which the party is a party or by which it is bound (including any obligation of confidence).

15.2	Subject to section 15.4, FSD warrants to Celly Canada as at the Effective Date and Celly U.S. as at the Amendment and Restatement Effective Date:

(a)	so far as Licensor is aware, it has all necessary rights to grant the License set out in section 2;

(b)	so far as Licensor is aware, a Licensee’s use of the Licensed IP in accordance with this Agreement will not infringe the rights of any third party;

(c)	it has not granted any Licenses, or entered into arrangement, that would conflict with the rights granted to a Licensee under this Agreement;

(d)	it owns or has the right to license the Licensed IP both legally and beneficially;

(e)	subject to the grant of the License to a Licensee in this Agreement, Licensor has the exclusive right to Commercialize the Licensed IP in the Territory;

(f)	neither the Licensed IP nor the Licensed IP is not encumbered, mortgaged or charged in any way, nor subject to any lien;

(g)	neither the Licensed IP nor the Licensed IP infringes any third party Intellectual Property Rights; and

(h)

other than the Litigation Matter, there is no litigation pending (of which Licensor has been made aware) in respect of the Licensed IP to which Licensor is a party, and there is no claim or demand that has been received by Licensor from any person in relation to the Licensed IP.

(i)

none of Licensor’s directors, officers or employees have ever been convicted of any criminal offence or, to the best of the Licensor’s knowledge, materially breached any laws, regulations or industry codes relating to responsible research practices, anti-bribery and corruption, anti-money laundering or fundamental human rights including any prohibitions on child labor, slavery, forced labor and human trafficking.

15.3

Licensor must not during the term assign, sell or transfer ownership of the Licensed IP unless it first notifies each Licensee and procures the transferee to enter into an agreement with the Licensee pursuant to which the transferee agrees to recognize the License granted to each Licensee on the terms of this Agreement.

15.4

Licensor must not during the term assign, sell or transfer its rights to the Licensed IP unless it first notifies each Licensee and procures the transferee to enter into an agreement with each Licensee pursuant to which the transferee agrees to recognize the License granted to the Licensees on the terms of this Agreement.

15.5

For the purposes of section 15.2, the parties acknowledge and agree that the awareness by Licensor is based on the best actual knowledge of the members of Licensor’s directors, officers and innovation commercial team involved in the negotiation of this Agreement and the inventors of the Licensed IP.

15.6	Celly Canada warrants that as at the Effective Date and Celly U.S. as at the Amendment and Restatement Effective Date:

(a)

no action or proceeding is pending or is threatened against Licensee before any court, administrative agency or other tribunal which could impact upon Licensee’s right, power and authority to enter into this Agreement or to carry out its obligations hereunder;

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(b)	it has sufficient expertise, skills and financial, technical and business resources to fulfil its obligations under this Agreement; and

(c)

none of the Licensee’s directors, officers or employees have ever been convicted of any criminal offence or, to the best of the Licensee’s knowledge, materially breached any laws, regulations or industry codes relating to responsible research practices, anti-bribery and corruption, anti-money laundering or fundamental human rights including any prohibitions on child labor, slavery, forced labor and human trafficking.

(d)	neither Licensor nor any of its representatives have made any representations or warranties:

(i)	concerning the utility or patentability of any of the Licensed IP;

(ii)	to the effect that the exercise of any rights in Licensed IP or Licensed IP does not infringe the rights of third parties (other than as set out in section 15.2(b));

(iii)	in relation to the potential profits that may be realized from Exploitation of the Licensed IP; or

(iv)	in relation to the quality, performance or capabilities of the Licensed Products;

(e)	the Licensee is responsible for satisfying itself of the matters referred to in section 15.6(d); and

(f)

the Licensee accepts the risks associated with the matters referred to in section 15.6(d) and bears the sole risk of Commercializing the Licensed IP, the quality or performance of Licensed Products or Services, or the claims of third parties arising from the Commercialization of such Licensed IP, or Licensed Products.

15.7

Notwithstanding any other section of this Agreement, the parties agree that Licensor is not liable to a Licensee and excludes all liability for consequential or incidental damages, third party claims or loss of profits, revenue, goodwill or opportunities in contract, tort, under any statute or otherwise (including negligence) directly or indirectly arising from or in any way directly or indirectly related to Licensor’s gross negligence, breach of this Agreement, breach of any law, in equity, under indemnities or otherwise directly or indirectly relating to the Licensed IP or Licensed Products or the subject matter of this Agreement.

16	RELEASE AND INDEMNITY

16.1

The Licensor and Celly Canada, and the Licensor and Celly U.S. shall release and indemnify the other party, its respective Associates and their respective officers, employees, consultants and agents, or any one of them (“Indemnitees”), from and against all actions, Claims, proceedings and demands (including those brought by third parties), arising out of or in connection with a breach of such party’s warranties or obligations under this Agreement or the Commercialization of the Intellectual Property Rights subsisting with respect to the Licensed IP, including by its respective Associates.

16.2

The Licensor and Celly Canada, and the Licensor and Celly U.S. shall indemnify and convent the other party to keep indemnified each of the Indemnitees against all Claims whatsoever which may be taken, suffered or made against an Indemnitee or incurred or become payable by an Indemnitee in the course of, or in connection with any enforcement proceedings relating to the Intellectual Property Rights subsisting with respect to the Licensed IP (“Enforcement Proceedings”) or other proceedings which result or arise in connection with any Enforcement Proceedings, whether the Indemnitee is a party to such proceedings or otherwise.

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16.3

Without limiting the generality of section 16.2, the each of the Licensor and each of the Licensees indemnify and keep indemnified each Indemnitee in respect of all Claims incurred or arising in connection with:

(a)

taking advice in respect of any Enforcement Proceedings, including reviewing and obtaining advice in relation to any Court processes such as attendance at any hearings and any documentation arising in connection with any Enforcement Proceedings, such as pleadings, evidence, judgments or other documents produced or drafted which may be used in the Enforcement Proceedings, including any of these in draft form;

(b)	obtaining advice in relation to whether or not to become a party to or participate in any Enforcement Proceedings;

(c)	any personnel giving evidence or otherwise becoming involved with the Enforcement Proceedings;

(d)	assisting or being involved in any way in relation to the Enforcement Proceedings (whether as a party to those proceedings or otherwise); and

(e)

any liabilities incurred by the Indemnitees (in their discretion) in respect of any of the matters set out in this section whether the Indemnitee's actions are in relation to existing matters or potential or apprehended matters.

16.4

Licensor agrees to indemnify and hold each Licensee harmless from any costs, damages, liabilities, and expenses (including legal fees) arising out of or related to the Litigation Matter. This indemnification shall apply to any claims, suits, or actions brought against the Licensee by third parties arising out of or related to the Litigation Matter. The Licensor shall assume all responsibility for defending the Litigation Matter and shall bear all costs and damages awarded against the Licensee, provided that the Licensee promptly notifies the Licensor in writing of any claim or legal action and cooperates fully in the defense of the Litigation Matter. However, the Licensor's indemnification obligation shall not apply if the Litigation Matter arises out of the Licensee's breach of this Agreement or any unauthorized actions or conduct by the Licensee. The Licensor's indemnification obligation under this clause shall survive the termination or expiration of this Agreement.

16.5	The indemnities in this section 16 are continuing obligations separate and independent from the other obligations of the parties.

16.6	It is not necessary for an Indemnitee to incur expense or make a payment before enforcing any indemnity conferred by this section 16.

16.7

This section 16 operates as a deed poll in favor of, and for the benefit of, each Indemnitee which is not a party to this Agreement and may be relied upon and enforced by each Indemnitee even if that Indemnitee is not a party to this Agreement.

17	INSURANCE

17.1

Each Licensee must use its commercially reasonable efforts to take out, maintain and keep current, prior to the distribution of any Licensed Products, the following insurance from an insurer approved in advance by and reasonably acceptable to Licensor:

(a)	a comprehensive public liability policy with a commercially reasonable limit of liability; and

(b)	a product liability policy with a commercially reasonable limit of liability for each and every event from the time that Licensed Products are first sold.

17.2

Each Licensee must, upon the written request of Licensor, provide Licensor with evidence of the currency of the insurance policies referred to in this section, within fourteen (14) days of the request.

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18	CONFIDENTIALITY AND ANNOUNCEMENTS

18.1

Each party must keep the Confidential Information of the other party private and confidential and only use the Confidential Information of the other party for the purpose of performing its obligations or exercising its rights under this Agreement.

18.2	For clarity, it is agreed that a Licensee may disclose Licensor's Confidential Information to the extent reasonably required:

(a)	for the purpose of filing, prosecuting or maintaining any patent, permit, registration and/or License relating to the Licensed IP;

(b)	in the exercise of its Commercialization rights granted under this Agreement; and

(c)	to sub-licensees of the Licensee.

18.3

A party may disclose Confidential Information to its employees, officers, contractors, consultants, agents, directors and professional advisers (including lawyers, auditors and accountants) who are bound by obligations of confidence to the party. A party may not otherwise disclose any Confidential Information to any third party without the prior written consent of the Disclosing Party.

18.4	The obligation of confidence contemplated by this section does not apply to Confidential Information:

(a)	that was already known to the Recipient as at the date of disclosure;

(b)	that was in the rightful possession of the Recipient independently of any obligation of confidence;

(c)	the Recipient can show is in the public domain otherwise than by breach of this Agreement or other obligation of confidence; or

(d)

that is required to be disclosed under applicable law or the rules of any stock exchange, but only if the Recipient has given the Disclosing Party all available notice to enable the Disclosing Party to attempt to remove that requirement and the Recipient only discloses the minimum information required.

18.5

A party may at any time after the expiration or termination of this Agreement, by notice in writing to the other party, require the delivery to it of its Confidential Information and any copies in the possession or control of the Recipient. The Recipient must comply with such a notice within fourteen (14) days. Any part or copy of the Confidential Information that cannot be conveniently delivered by the Recipient to the Disclosing Party must be completely destroyed or permanently deleted, provided that the Recipient may retain copies that are stored on the Recipient's computer backup systems until they are deleted in the ordinary course. The Recipient will continue to be bound by this section with respect to such retained Confidential Information.

18.6

No party to this Agreement will make or permit any of its personnel to make any public announcement or communication in connection with this Agreement without previously agreeing the contents with the other party.

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19	USE OF PARTY'S NAMES

Each party agrees that it will not use the name or trademarks of the other party in any advertising or publicity material or make any form of representation or statement which could constitute an express or implied endorsement by such other party of any Licensed Products and will not authorize others to do so, without the prior written consent of the other party. Such consent shall not be unreasonably withheld, delayed, or conditioned. Any material Licensee submits to Licensor shall be deemed approved if not disapproved in writing by Licensor within five (5) business days. If Licensor disapproves any materials, Licensor will notice Licensee of the specific reasons and provide suggested corrections and additions required to gain approval of the materials.

20	TERM AND TERMINATION

20.1

Subject to section 20.2, this Agreement and the License will commence on the Effective Date with respect to Celly Canada and the Amendment and Restatement Effective Date with respect to Celly U.S. and will continue unless this Agreement is terminated in accordance with this section 20.

20.2	Any party may by notice to the other party terminate this Agreement and the License in the following circumstances:

(a)	the other party is in breach of a material obligation under this Agreement:

(i)	that is not capable of remedy; or

(ii)	and does not remedy the breach within sixty (60) days of written notice being given to the other party requiring it to remedy the breach; or

(b)	if permitted by law, the other party suffers an Insolvency Event.

20.3

This Agreement may be terminated by Licensor if, in the event of a Change of Control of a Licensee, Licensor, in its sole discretion, acting reasonably and in good faith, does not approve of the acquirer in such Change of Control receiving the benefits of this Agreement.

20.4	Upon the expiration or termination of this Agreement and the License:

(a)	a Licensee and any sub-licensee will cease to have any rights to Commercialize any Licensed IP except to the extent necessary to exercise the rights conferred on a Licensee under section 20.4(c);

(b)	a Licensee must pay all amounts due to Licensor under this Agreement at termination, on the earlier of the due date or within sixty (60) days of expiration or termination; and

(c)

a Licensee will, for three (3) months or such longer period as agreed between the parties, after the date of termination have the right to Commercialize all stocks of Licensed Products in its possession or control as at the date of termination.

21	LIMITATION OF LIABILITY

21.1

Licensor acknowledges and agrees that the Licensees have made no representations to Licensor in relation to the profits that may be generated by a Licensee as a result of the grant of the License in section 2 or as to the volume of orders that may be placed under any supply agreements between the parties.

21.2

To the maximum extent permitted by law, with the exception of the warranties expressly provided in this Agreement, all warranties, guarantees, conditions, representations and undertakings either express or implied are excluded.

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22	DISPUTES

22.1	A party must not commence legal proceedings with respect to any Dispute unless it has first complied with this section 22.

22.2	A party claiming that a Dispute has arisen must notify each other party to the Dispute giving details of the Dispute.

22.3

Within five (5) Business Days after a notice is given under section 22.2, each party to the Dispute (Disputant) must nominate in writing a representative authorized to settle the Dispute on its behalf.

22.4

During the twenty (20) Business Day period after a notice is given under section 22.3 (or longer period agreed in writing by the Disputants) (“Initial Period”) each Disputant must use its best efforts to resolve the Dispute.

22.5	If the Disputants are unable to resolve the Dispute within the Initial Period, they must within an additional twenty (20) Business Days, either:

(a)	appoint a mediator to mediate the dispute; or

(b)

if the Disputants are unable to agree on a mediator, the Disputants will approach the appropriate branch of the Resolution Institute and request that it appoints an appropriate mediator to assist with the Dispute.

22.6

The role of the mediator is to assist in negotiating a resolution of the Dispute. The mediator must not make a decision that is binding on a Disputant unless that Disputant’s representative has so agreed in writing.

22.7	Any information or documents prepared for the mediation and disclosed by a representative under this section:

(a)	must be kept confidential; and

(b)	must not be used except to attempt to settle the Dispute.

22.8	Each Disputant must bear its own costs of resolving a Dispute under this section and, unless the Disputants otherwise agree, the Disputants must bear equally the costs of any mediator engaged.

22.9	If in relation to a Dispute, a Disputant breaches any provision of sections 22.1 to 22.5, each other Disputant need not comply with sections 22.1 to 22.5 in relation to that Dispute.

23	NOTICES

23.1

All notices, requests, consents, claims, demands, waivers, and other communications (other than routine communications having no legal effect) shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day, and (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to FSD: FSD Pharma Inc. 199 Bay Street, Suite 4000 Toronto, ON M5L 1A9 Attention: Zeeshan Saaed, CEO E-mail: Zsaeed@fsdpharma.com

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If to Lucid:

Lucid PsycheCeuticals Inc.

55 University Avenue, Suite 1003 Toronto, ON M5J 2H7

Attention: Dr. Lakshmi P. Kotra, CEO

E-mail: lpk@lucidpsycheceuticals.com

If to Celly Canada:

Celly Nutrition Corp.

595 Burrard Street, Suite 1000 Vancouver, BC V7X 1S8

Attention: John Duffy, CEO

E-mail: johnduffy@cellynutrition.com

If to Celly U.S.:

Celly Nutrition Corp.

850 New Burton Road Suite 201 Dover, Kent, DE 19904

Attention: John Duffy, CEO

E-mail: johnduffy@cellynutrition.com

24	GENERAL

24.1	Relationship

(a)	The relationship between the parties is that of and Intellectual Property Rights licensor and licensee, and not product manufacturer and distributor and not of franchisor and franchisee.

(b)	Nothing in this Agreement will be construed or interpreted to make one party the agent, partner, joint venturer or representative of another party.

(c)	A party must not at any time, without the prior written consent of the relevant party, act as or represent that it is the agent, partner, joint venturer or representative of any other Party.

24.2	Legal Costs

Except as expressly stated otherwise in this Agreement, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this Agreement.

24.3	Governing Law and Jurisdiction

(a)	This agreement is governed by and is to be construed in accordance with the laws applicable in Ontario, Canada.

(b)

Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Ontario, Canada and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

24.4	Severability

If a provision of this Agreement is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this Agreement.

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24.5	Further Steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this Agreement and to perform its obligations under it.

24.6	Consents

Except as expressly stated otherwise in this Agreement, a party may conditionally or unconditionally give or withhold consent to be given under this Agreement and is not obliged to give reasons for doing so.

24.7	Rights Cumulative

Except as expressly stated otherwise in this Agreement, the rights of a party under this Agreement are cumulative and are in addition to any other rights of that party.

24.8	Waiver and Exercise of Rights

(a)	A single or partial exercise or waiver by a party of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

24.9	Survival

The provisions of sections 1, 3, 9, 12, 15, 20.3, 23 and 23.1 of this Agreement survive the expiry or termination of this Agreement.

24.10	Amendment

This agreement may only be varied or replaced by a written agreement executed by the parties.

24.11	Assignment

(a)	A Licensee must not assign its interest in this Agreement without the prior written consent of Licensor.

(b)	Any purported dealing in breach of this section is of no effect.

24.12	Counterparts

This Agreement is properly executed if each party executes this Agreement or an identical document. In the latter case, this Agreement takes effect when the separately executed documents are exchanged between the parties. Delivery of an executed counterpart of this Agreement by portable document format file (PDF file) by facsimile or other electronic method of transmission will be effective as manual delivery of an executed counterpart of this Agreement.

24.13	Entire Understanding

(a)	This Agreement and the Amended Loan Agreement, contain the entire understanding between the parties as to the subject matter of this Agreement.

(b)

All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this Agreement are merged in and superseded by this Agreement and are of no effect. No party is liable to any other party in respect of those matters.

(c)

No oral explanation or information provided by any party to another affects the meaning or interpretation of this Agreement or constitutes any collateral agreement, warranty or understanding between any of the Parties.

[Signature page follows]

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IN WITNESS OF WHICH the parties hereto have executed this Agreement as of the date first written above.

FSD PHARMA INC.

By:	/s/ Zeeshan Saeed

Name: Zeeshan Saeed

Title: Chief Executive Officer

CELLY NUTRITION CORP., a corporation existing pursuant to the laws of the Province of British Columbia

By:	/s/ John Duffy

Name: John Duffy

Title: Chief Executive Officer

CELLY NUTRITION CORP., a corporation existing pursuant to the laws of the State of Delaware

By:	/s/ John Duffy

Name: John Duffy

Title: Chief Executive Officer

/s/ Lakshmi P. Kotra

LUCID PSYCHECEUTICALS INC.

Name: Dr. Lakshmi P. Kotra

Title: Chief Executive Officer

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SCHEDULE “A” LICENSOR LICENSED IP

FSD’s wholly owned subsidiary, Lucid PsycheCeuticals Inc., has registered the trademarks (i) as set forth in the table below with the Innovation, Science and Economic Development Canada – Canadian Intellectual Property Office (Registrar of Trademarks):

Applicant	Filing Date	Reference No.	File No.	Trademark Details	Trademark Type
Lucid PsycheCeuticals Inc.	March 7, 2023	TM 150958-1	2243743	ALCOHOLDEATH™	Standard Characters
Lucid PsycheCeuticals Inc.	March 7, 2023	TM 150987-1	2243761	UNBUZZD™(1)	Standard Characters

and, (ii) US Trademark Serial Number: 98129112 with the United States Patent and Trademark Office website.

FSD and Lucid PsycheCeuticals Inc. will provide access to the Licensees to the following proprietary information for the purposes of consumer product development and marketing:

1.	Artwork concepts from PowerBrands for the “12 oz sleek can”.

2.	Analytical method validation plan for the Determination of Dihydromyricetin and Methylliberine in the product (Eurofins).

3.	CofAs and specs for the ingredients, and any relevant compliance documents.

4.	Draft Layflat labels (Powerbrands) and manufacturing quote from Fortress LLC.

5.	Marketing research related information.

6.	Process Authority forms for engagement (Diebel Laboratories).

7.	Final product specs (for F2R5, with sucralose content (%w/w) revised to 0.03%; called F2R6A) from Powerbrands.

8.	Provisional patent application.

9.	USFDA related claims for the dietary supplement beverage; US FDA gap assessment; US Path to market and NDI related activity/files for DHM (KGK Sciences).

10.	Relevant scientific literature.

11.	UNBUZZD™ ingredients list (internal working code: F2R6A).

_________________________________________

1 As at the date of this Amended and Restated License Agreement, the UNBUZZD Trademark had been assigned by Licensor to Celly Canada on the UNBUZZD Trademark Assignment Date.

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SCHEDULE “B”

FORM OF ANTI-DILUTION WARRANT CERTIFICATE

[Attached as pages following]

25

WARRANT

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY OR THE SECURITIES ISSUED UPON THE EXERCISE OF THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE [CLOSING DATE].

EXERCISABLE FOLLOWING THE DATE HEREOF AND PRIOR TO THE EXPIRY TIME (AS DEFINED BELOW) AT WHICH TIME THESE WARRANTS SHALL EXPIRE AND BE NULL AND VOID.

Warrant Certificate No.: W-[●]-2023-[●]	Original Issue Date: [●], 2023

CELLY NUTRITION CORP.

(A corporation incorporated under the laws of British Columbia)

FOR VALUE RECEIVED, CELLY NUTRITION CORP., a corporation incorporated under the laws of the Province of British Columbia (the “Corporation”), hereby certifies that FSD PHARMA INC., a corporation duly incorporated under the laws of the Province of Ontario or its registered assigns (the “Holder”) is entitled to purchase from the Corporation, at any time following the date hereof and prior to the Expiry Time (as defined herein), a number of Common Shares (as defined herein) that would result in the Holder’s aggregate holdings of Common Shares, calculated as of the Record Date, equal to (a) 25% of the Common Shares Deemed Outstanding as of the Record Date less (b) the aggregate number of Common Shares previously issued (x) under the License Agreement (as defined below); and (y) from time to time as a result of any partial exercise of this Warrant in accordance with Section 3, in each case, at an exercise price determined by the prevailing market value, which in any event, in aggregate, shall be the aggregate price of no more than CAD$1 for all Common Shares issued pursuant to this Warrant (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. For clarity, in no event shall Holder’s holdings in the Corporation exceed, at any time, more than an aggregate total of 25% of the Common Shares Deemed Outstanding, pursuant to this Warrant and the License Agreement. Certain capitalized terms used herein are defined in Section 1.

This Warrant has been issued under the terms of the Exclusive Intellectual Property License Agreement, dated as of [●], 2023 (the “License Agreement”), between the Corporation and the Holder.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised under Section 3, multiplied by (b) the Exercise Price.

“Applicable Securities Laws” means, collectively, all applicable securities laws of each of the jurisdictions in which the Warrants or Common Shares issued on exercise of the Warrants are issued or acquired, and the respective rules and regulations under the laws, together with applicable published policy statements, instruments, notices, orders and rulings of the securities regulatory authorities in the jurisdictions and all applicable rules and regulations of any exchange on which the securities are listed.

“Board” means the board of directors of the Corporation.

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“Business Day” means any day, except a Saturday, Sunday or any other day on which the principal chartered banks in the City of Toronto are authorized or required to close.

Common Shares” means the common shares in the capital of the Corporation and any common shares into which such Common Shares shall have been converted, exchanged or reclassified following the date hereof.

“Common Shares Deemed Outstanding” means, as of the Qualified Valuation, or if exercised prior to the Qualified Valuation, as of the Record Date, the sum of all issued and outstanding share capital of the Corporation, on a non-dilutive basis.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Shares, but excluding Options.

“Corporation” has the meaning set forth in the preamble.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or before 5:00 p.m., Toronto time, on a Business Day, including, without limitation, the receipt by the Corporation of the duly completed Exercise Form, the Warrant and the Aggregate Exercise Price.

“Exercise Form” has the meaning set forth in Section 3.1(a)(i). “Exercise Period” has the meaning set forth in Section 2. “Exercise Price” has the meaning set forth in the preamble.

“Expiry Date” means the earlier of (i) the date falling 5 years following the date hereof and (ii) immediately prior to an Exit Event (as defined in the License Agreement).

“Expiry Time” means 5:00 p.m., Toronto, Ontario time, on the Expiry Date.

“FMV” means, as of any particular date, the fair market value of the Common Shares as determined by the Board, provided that: (i) if an exercise of Warrant hereunder is conditional upon the completion of an initial public offering (“IPO”) of Common Shares, then “FMV” shall mean the offering “price to the public” specified for such Common Shares in the final prospectus in the relevant IPO (for the avoidance of doubt, before deduction of discounts, commissions, or expenses) per Common Share in such IPO; (ii) if the exercise is conditional upon the closing of a merger of the Corporation or the acquisition, sale or conveyance or other similar transaction of the Corporation’s shares or assets, then “FMV” shall mean the cash or other consideration per Common Share to be received in such transaction; and (iii) if the Common Shares are then listed or admitted to trading on an internationally recognized stock exchange and “FMV” is not being determined as described in (i) or (ii) of this definition, then “FMV” shall mean the volume-weighted average trading price of the Common Shares for the thirty (30) consecutive trading days ending immediately preceding the Exercise Date on such stock exchange on which the Common Shares are then listed.

“Holder” has the meaning set forth in the preamble.

“License Agreement” has the meaning set forth in the preamble.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Shares or Convertible Securities.

“Original Issue Date” means the date on which the Warrant was issued by the Corporation under the License Agreement.

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“Person” means any individual, sole proprietorship, partnership, limited partnership, unlimited liability company, corporation, joint venture, trust, incorporated organization or government, or department or agency thereof.

“Purchase Rights” has the meaning set forth in Section 5.

“Qualified Valuation” means if the Corporation, after the date hereof, exceeds the valuation of not less than CAD$1,000,000,000 as determined by market cap or one or more financings or transactions.

“Record Date” means the date of (a) Qualified Valuation, or (b) if earlier, the date on which the Warrant is fully exercised, the rights pertaining to all of the aforesaid shares (including registration rights, if provided in connection with such investment) to be no less favourable than those rights pertaining to any shares in the Corporation issued to the Founders (as defined in the License Agreement) upon incorporation.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the common shares or other share capital of the Corporation then purchasable upon exercise of this Warrant in accordance with its terms.

“1933 Act” has the meaning set forth in Section 7.

2. Term of Warrant. Subject to the terms and conditions hereof, at any time after the date hereof and before the Expiry Time (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein). At the Expiry Time, all rights under the Warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall expire and be of no further force and effect.

3. Exercise of Warrant.

(a) Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i)

surrender of this Warrant to the Corporation at its then-principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Form in the form attached hereto as Exhibit A (each, an “Exercise Form”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii)	payment to the Corporation of the Aggregate Exercise Price in accordance with Section 3(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made:

(i)

by delivery to the Corporation of a certified cheque or bank draft payable to the order of the Corporation or by wire transfer of immediately available funds to an account designated in writing by the Corporation, in the amount of such Aggregate Exercise Price.

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(ii)	by instructing the Corporation to withhold a number of Warrant Shares then- issuable upon exercise of this Warrant with an aggregate FMV as of the Exercise Date equal to such Aggregate Exercise Price;

(iii)

by surrendering to the Corporation: (x) Warrant Shares previously acquired by the Holder with an aggregate FMV as of the Exercise Date equal to such Aggregate Exercise Price; or (y) other securities of the Corporation having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value, in the case of debt securities, shall be the principal amount thereof, plus accrued and unpaid interest; in the case of preferred shares, shall be the liquidation value thereof, plus accumulated and unpaid dividends; and in the case of Common Shares, shall be the FMV thereof); or

(iv)	any combination of the foregoing.

In the event of any withholding of Warrant Shares or surrender of other equity securities under Section 3(b)(ii), Section 3(b)(iii) or Section 3(b)(iv), where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Corporation shall be rounded up to the nearest whole share and the Corporation shall make a cash payment to the Holder (by delivery of a certified cheque or bank draft or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Corporation in an amount equal to the product of: (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Common Shares, the FMV per Warrant Share as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with Section 3(b)(iii)(y).

(c) Delivery of Share Certificates. Upon receipt by the Corporation of the Exercise Form, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a)), the Corporation shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d). The share certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Form and shall be registered in the name of the Holder or, subject to compliance with Section 6, such other Person's name as shall be designated in the Exercise Form. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d) Fractional Shares. The Corporation shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Corporation shall pay to such Holder an amount in cash (by delivery of a certified cheque or bank draft or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the FMV of one Warrant Share on the Exercise Date.

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Corporation shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c), deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

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(f) Valid Issuance of Warrant and Warrant Shares. With respect to the exercise of this Warrant, the Corporation hereby represents, covenants and agrees:

(i)	This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)

All Warrant Shares issuable upon the exercise of this Warrant under the terms hereof shall be, upon issuance, and the Corporation shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, and the holders of the Warrant Shares shall not be liable to the Corporation or its creditors in respect of the Warrant Shares.

(iii)

The Corporation shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Corporation of any applicable law or governmental regulation or any requirements of each stock exchange or over-the-counter market on which the Corporation's Common Shares or other securities constituting Warrant Shares may be listed from time to time.

(iv)

The Corporation shall use its commercially reasonable efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on every stock exchange or over-the-counter market on which the Corporation's Common Shares or other securities constituting Warrant Shares are listed at the time of such exercise at its own expense.

(v)

While any of the Warrants are outstanding, the Corporation shall comply with the securities legislation applicable to it in order that the Corporation not be in default of any requirements of such legislation and use its best efforts to do or cause to be done all things necessary to preserve and maintain its corporate existence.

(vi)

If, for any reason, other than the failure or default of the Holder, the Corporation is legally unable to issue and deliver the Common Shares or other securities as contemplated herein to the Holder upon the proper exercise by the Holder of the right to purchase any of the Common Shares purchasable upon exercise of the Warrants represented hereby, subject to Holder’s prior written approval, the Corporation may pay, at its option and in complete satisfaction of its obligations and the rights of the Holder hereunder, to the Holder, in cash, an amount equal to the difference between the Exercise Price and the FMV of such Common Shares or other securities on the date of exercise by the Holder, and upon such payment, the Corporation shall have no liability or other obligation to the Holder relating to or in respect of the Warrants.

(g) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a prospectus offering or a sale of the Corporation (by an amalgamation, arrangement, sale of shares or otherwise) or an Exit Event, such exercise may at the election of the Holder be made conditional on the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately before the consummation of such transaction.

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4. Effect of Certain Events on Warrant Events.

(a) Adjustment to Warrant Shares upon Reorganization, Reclassification, Amalgamation, Merger or Sale. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the shares of the Corporation (other than as a result of a stock dividend or subdivision, share split or consolidation of shares), (iii) consolidation, amalgamation, arrangement, merger or acquisition of the Corporation with or into another Person, (iv) sale or conveyance of all or substantially all of the Corporation's properties or assets to another Person, or (v) other similar transaction, in each case, which entitles the holders of Common Shares to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Common Shares, each Warrant shall, immediately after such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction, remain outstanding and shall thereafter, instead of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction if the Holder had exercised this Warrant in full immediately before the time of such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder's rights under this Warrant to ensure that the provisions of this Warrant shall thereafter be applicable, as nearly as possible, to any shares, securities or assets thereafter acquirable upon the exercise of this Warrant. The provisions of this Section 4(a) shall similarly apply to successive capital reorganizations, reclassifications, consolidations, amalgamations, arrangements, mergers or acquisitions, sales or conveyances or other similar transactions. The Corporation shall not effect any such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction unless, before the consummation thereof, the successor Person (if other than the Corporation) resulting from such capital reorganization, reclassification, consolidation, amalgamation, arrangement, merger or acquisition, sale or conveyance or other similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(a), the Holder shall have the right to elect before the consummation of such event or transaction, to give effect to the exercise rights set out in Section 2 instead of giving effect to the provisions set out in this Section 4(a) with respect to this Warrant.

(b) Dividends and Distributions. Subject to the provisions of this Section 4(a), as applicable, if the Corporation shall, at any time or from time to time after the Original Issue Date, make or declare, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or any other distribution payable in securities of the Corporation (other than a dividend or distribution of Common Shares, Options or Convertible Securities in respect of outstanding Common Shares), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Corporation, cash or other property that the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4(b) with respect to the rights of the Holder; provided that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Common Shares, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

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(c) Certificate as to Adjustment.

(i)

As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than ten (10) Business Days thereafter, the Corporation shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)

As promptly as reasonably practicable following the receipt by the Corporation of a written request by the Holder, but in any event not later than ten (10) Business Days thereafter, the Corporation shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other securities or assets then issuable upon exercise of the Warrant.

(d) Notices. In the event:

(i)

that the Corporation shall take a record of the holders of its Common Shares (or other securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by resolution in writing), to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security;

(ii)

of any capital reorganization of the Corporation, any reclassification of the Common Shares of the Corporation, any amalgamation or arrangement of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person, or an Exit Event; or

(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to the Holder at least ten (10) Business Days before the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or resolution, or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by resolution in writing, or (B) the effective date on which such reorganization, reclassification, amalgamation, arrangement, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Shares (or such other securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Shares (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, amalgamation, arrangement, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

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5. Purchase Rights. In addition to any adjustments under Section 4(a), if at any time the Corporation grants, issues or sells any Common Shares, Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the registered holders of Common Shares (collectively, the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the registered holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

6. Transfer of Warrant. Subject to the transfer conditions referred to in the legends endorsed on this Warrant, this Warrant and all rights under it are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Corporation at its then-principal executive offices with a properly completed and duly executed Transfer Form in the form attached hereto as Exhibit B, provided that: (a) all such transfers shall be effected in accordance with all Applicable Securities Laws and upon the prior written consent of the Corporation; and (b) after such transfer, the term “Holder” shall mean and include any transferee or assignee of the current or any future Holder. Upon such compliance, surrender and delivery, the Corporation shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such Transfer Form and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall promptly be cancelled.

7. No Registration. Neither the Warrants nor the Common Shares issuable upon exercise of the Warrant have been or will be registered under the United States Securities Act of 1933 (the “1933 Act”) nor under the laws of any state of the United States. Subject to certain limited exceptions, (i) Warrants may not be exercised within the United States and (ii) no Common Shares issuable upon the exercise of Warrants will be delivered to any address in the United States. The Holder acknowledges that a legend to that effect may be placed on any certificates representing the Common Shares issued on exercise of the rights represented by this Warrant. Terms used in this paragraph have the meanings given to them in Regulation S under the 1933 Act.

8. Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein (including Section 4(b)), before the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of the Corporation for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Corporation or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, amalgamation, arrangement, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. Also, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Corporation, whether such liabilities are asserted by the Corporation or by creditors of the Corporation.

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9. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or statutory declaration of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Corporation, the Corporation at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Corporation for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment that may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Corporation at its then-principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment that may be involved in such division or combination, the Corporation shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

10. No Impairment. The Corporation shall not, by amendment of its articles or by-laws, or through any reorganization, transfer of assets, amalgamation, arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

11. Compliance with Securities Laws.

(a) Agreement to Comply with the Securities Laws; Legends. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Applicable Securities Laws.

(i)	This Warrant shall be stamped or imprinted with a legend in substantially the following form:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY OR THE SECURITIES ISSUED UPON THE EXERCISE OF THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE [CLOSING DATE].”

(ii)	Any certificate representing Common Shares issued upon the exercise of this Warrant will bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY OR THE SECURITIES ISSUED UPON THE EXERCISE OF THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE [CLOSING DATE].”

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provided that, at any time subsequent to the date that is four months and one day after the later of (i) the date hereof, and (ii) the date the Corporation became a reporting issuer in any province or territory of Canada, any certificate representing such Common Shares may be exchanged for a certificate bearing no such legends.

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Corporation by acceptance of this Warrant as follows:

(i)

The Holder is a resident, or if not an individual, has its head office in the jurisdiction set out next to the Holder's name in Section 13 and such address was not created and is not solely used for the purpose of acquiring the Warrant. The Holder is subject to the Applicable Securities Laws of such jurisdiction and has and will comply with such Applicable Securities Laws in respect of the Warrant, including with respect to the transfer and resale restrictions.

(ii)

The Holder is an "accredited investor" as defined in NI 45-106 or, if the Holder is a resident of Ontario, as defined in section 73.3(1) of the Securities Act (Ontario). The Holder shall, as of the date hereof, complete, execute and deliver to the Corporation the form accredited investor certificate provided to Holder by Corporation, in the form attached hereto as Exhibit C. The information contained in the documents provided by the Holder, including the representations and warranties made therein, is complete, true and correct. The Holder agrees to furnish any additional information requested by the Corporation or any of its affiliates to assure compliance with Applicable Securities Laws in connection with the purchase and sale of the Warrant. Any information that has been furnished or that will be furnished by the Holder to evidence its status as an accredited investor is accurate and complete and does not contain any misrepresentation or material omission.

(iii)	The Holder understands and acknowledges that this Warrant and the Warrant Shares shall be subject to resale restrictions under Applicable Securities Laws.

12. Warrant Register. The Corporation shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Corporation may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary, except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction. A Holder shall be entitled to the rights evidenced by such Warrant free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate holder thereof and all Persons may act accordingly. The receipt by any such Holder of the Common Shares purchasable under such Warrant shall be a good discharge to the Corporation for the same, and the Corporation shall not be bound to inquire into the title of any such Holder except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.

13. Notices. Unless otherwise specified, any notice or communication required or permitted to be delivered by the Corporation to the Holder under this Warrant Certificate (a “Communication”) may be delivered personally at, or sent by facsimile, email, courier or mail to, the latest address of the Holder recorded on the books of the Corporation. A Communication delivered personally will be deemed to have been given or made and received on the date of delivery. A Communication delivered by facsimile or email will be deemed to have been given or made and received on the date of transmission (but if transmitted on a day which is not a business day or after 5:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next business day). A Communication delivered by courier will be deemed to have been given or made and received on the next business day. A Communication delivered by mail will be deemed to have been given or made and received on the fifth business day after the Communication is posted.

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14. Cumulative Remedies. Except to the extent expressly provided in Section 8 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

15. Equitable Relief. Each of the Corporation and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that, in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

16. Entire Agreement. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

17. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall enure to the benefit of the parties, the successors of the Corporation and the successors and permitted signs of the Holder. Such successors or permitted assigns of the Holder shall be deemed to be a Holder for all purposes under this Warrant.

18. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Corporation, the Holder and their respective successors and, in the case of the Holder, permitted assigns, and nothing in this Warrant, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

19. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

20. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Corporation or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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21. Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

22. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Province of Ontario the federal laws of Canada applicable therein.

23. Forum Selection. Any and all disputes arising under this Warrant, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the courts of the province of Ontario, and each of the parties hereby irrevocable attorns to the exclusive jurisdiction of such courts. Service of process, summons, notice or other document by certified or registered mail to such party's address set forth in Section 13 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

24. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

25. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has duly executed this Warrant on the Original Issue Date.

CELLY NUTRITION CORP.

By:
Name:
Title:

Accepted and agreed,

FSD PHARMA INC.

By:
Name:
Title:

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SCHEDULE A SUBSCRIPTION FORM

TO:	CELLY NUTRITION CORP. (the “Corporation”)

Any term in this Subscription Form that is not otherwise defined has the meaning set out in the warrant certificate of which this Subscription Form forms a part (the “Warrant Certificate”).

The registered holder of the Warrants (the “Holder”), by delivery of this Subscription Form, exercises the right to subscribe for                                                                Common Shares on the terms and conditions set out in the Warrant Certificate, for an aggregate Exercise Price of $                                  .

In connection with this exercise: {check one}

☐	1.

the Holder certifies that (i) at the time of exercise the Holder is outside the United States and (ii) the Holder is not a U.S. Person, and the Holder is not exercising any of the Warrants on behalf of, or for the account or benefit of, a U.S. Person; or

☐	2.

the Holder is delivering a written opinion of U.S. counsel, in a form acceptable to the Corporation acting reasonably, that the Common Shares issuable on exercise of the Warrants are exempt from registration requirements under the United States Securities Act and the securities laws of all applicable states of the United States.

The Holder directs the Corporation to register the Common Shares as follows: {If any Common Shares are to be issued to a person other than the Holder, then the transfer procedures under the Warrant Certificate will apply, and the Holder must deliver a transfer form.}

Name:

Address:

The Holder directs the Corporation to deliver a certificate representing the Common Shares and, if applicable, a warrant certificate evidencing the balance of the Warrants not presently exercised, as follows: {check one}

☐	1.	at the office where this Subscription Form is delivered; or
☐	2.	to the address for registration set out above; or
☐	3.	to the following address:

	____________________________________

[signature page follows]

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DATED this          day of                         , 20      .

Name of Holder

Signature of Holder (or authorized signatory on behalf of Holder)

Name of authorized signatory, if applicable

Official capacity or title of authorized signatory, if applicable

Instruction: If this Subscription Form is signed by a person in a representative capacity on behalf of the Holder, the Corporation may require the person to deliver documentation to establish the person’s authority and capacity to sign on behalf of the Holder and the Corporation may require the person’s signature to be guaranteed.

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SCHEDULE “C” LITIGATION MATTER

GBB DRINK LAB, INC. v. FSD BIOSCIENCES, INC. et al (Case No.: 0:23-cv-60800-AHS)

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